                                                                    EXHIBIT 4(A)
                          FIRST SUPPLEMENTAL INDENTURE

     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of April 18, 2000, is among BLOCK FINANCIAL CORPORATION, a Delaware corporation (the "Company"), H&R BLOCK, INC., a Missouri corporation ("Block"), BANKERS TRUST COMPANY, as trustee under the Indenture referred to below ("First Trustee") and THE BANK OF NEW YORK, as separate trustee under such Indenture in respect of the Notes to be issued by the Company under the Indenture as referred to below ("The Bank of New York") (either First Trustee or The Bank of New York, as applicable, being herein called the "Trustee").

                              PRELIMINARY STATEMENT

     The Company and First Trustee have entered into an Indenture, dated as of October 20, 1997 (the "Indenture"), with respect to Debt Securities to be issued by the Company from time to time in one or more series. First Trustee has acted and will continue to act as trustee in respect of all series of Debt Securities which have been issued prior to the date of this First Supplemental Indenture. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

     Section 9.01 of the Indenture provide that, under certain circumstances, a supplemental indenture may be entered into by the Company, Block and First Trustee without the written consent of the Holders in order to appoint a separate trustee with respect to one or more series of Debt Securities. In accordance with the terms of Section 9.01 of the Indenture, each of the Company and Block have, by a written consent of their Boards of Directors, authorized this First Supplemental Indenture, and The Bank of New York has agreed to act as separate trustee with respect to the Company's 8.50% Senior Notes Due 2007 (the "Notes"). Each of the parties has determined that this First Supplemental Indenture is in form satisfactory to each of them.

     All things necessary to make this First Supplemental Indenture a valid agreement of the Company, Block, First Trustee and The Bank of New York and a valid amendment of and supplement to the Indenture have been done.

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture with effect from and after the date of this First Supplemental Indenture, as follows:

     Section 1. Appointment.

     Each of Block and the Company hereby appoints The Bank of New York, and The Bank of New York hereby accepts such appointment, as the Trustee under the Indenture for the Notes.

     Section 2. Effectiveness; Termination

     (a) This First Supplemental Indenture is entered into pursuant to and consistent with Section 9.01 of the Indenture, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of any of the Holders pursuant to Section 9.02.

     (b) This First Supplemental Indenture shall become effective and binding on the Company, Block, First Trustee and The Bank of New York and the Holders of the Debt Securities upon the execution and delivery by the parties to this First Supplemental Indenture.

     Section 3. Reference to and Effect on the Indenture.

     (a) On and after the effective date hereof pursuant to Section 2 above, each reference in the Indenture to "the Indenture," "this Indenture," "hereunder," "hereof" or "herein" shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires and each reference in the Indenture to "the Trustee" shall mean and be a reference to First Trustee, in respect of the series of Debt Securities issued prior to this date, or to The Bank of New York, in respect of the Notes, unless the context otherwise requires.

     (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

     (c) Nothing contained herein or in the Indenture shall constitute First Trustee and The Bank of New York co-trustees of the same trust and each such Trustee shall be Trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts administered by any other such Trustee.

     (d) The Company's obligation and covenant to compensate and indemnify the Trustee pursuant to Section 7.06 of the Indenture shall apply to all reasonable expenses, disbursements and advances and any loss, liability or expense incurred by any Trustee (without negligence, willful misconduct or bad faith on the part of such Trustee, its officers, directors, employees and agents) arising out of or in connection with any series of Debt Securities under the Indenture, regardless of whether such Trustee is the Trustee of such series of Debt Securities.

     Section 4. Governing Law.

     This First Supplemental Indenture shall be construed and enforced in accordance with, and interpreted under, the internal laws of the State of New York, without reference to the conflict of laws provisions thereof.

     Section 5. Counterparts and Methods of Execution.

     This First Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

     Section 6. Titles.

     Section titles are for descriptive purposes only and shall not control or alter the meaning of this First Supplemental Indenture as set forth in the text.

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     IN WITNESS WHEREOF, the Company, Block, First Trustee and The Bank of New York have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

                                        H&R BLOCK, INC.


                                        By: /s/ Frank L. Salizzoni
                                           -------------------------------------
                                                Frank L. Salizzoni
                                                Chief Executive Officer

                                        BLOCK FINANCIAL CORPORATION

                                        By: /s/ Frank L. Salizzoni
                                           -------------------------------------
                                                Frank L. Salizzoni
                                                President

                                        THE BANK OF NEW YORK, as Trustee


                                        By: /s/ Robert Massimillo
                                           -------------------------------------
                                        Its:    Assistant Vice President


                                        BANKERS TRUST COMPANY,
                                        as Trustee


                                        By: /s/ Tara Netherton
                                           -------------------------------------
                                        Its:    Associate